Exhibit 99.2

Tomazoni to Become JBS Vice Chairman

Wesley Batista Filho to Become JBS Global CEO

Amstelveen, Netherlands – August 10, 2026 – JBS N.V. announced today that Wesley Batista Filho will become Global CEO of the Company, effective January 2027. The appointment is part of a planned leadership transition and reflects the Company’s commitment to thoughtful succession planning. Batista Filho began his career at JBS 15 years ago and has held leadership roles across the Company’s global operations, including as CEO of JBS Brazil, President of Seara and, since 2023, CEO of JBS USA.

Gilberto Tomazoni will step down after 14 distinguished years with the Company, including eight years as Global CEO. Having led JBS through one of the most transformative periods in its history, Tomazoni will oversee the leadership transition over the next five months before assuming the role of Vice Chairman of the Board and Senior Advisor. He will also continue to serve as Chairman of the Board of Pilgrim’s Pride Corporation (PPC) and will become Chairman of the J&F Institute, an institution dedicated to developing the next generation of business leaders.

During Tomazoni’s tenure, JBS evolved into a more diversified, resilient and global food company. Revenue grew 73%, from US$49.7 billion to US$86.2 billion, the Company expanded into new protein categories, strengthened its portfolio of branded and value-added products, invested in biotechnology, achieved investment-grade status and successfully completed its listing on the New York Stock Exchange, positioning JBS for its next phase of growth.

“I’m honored to take on this responsibility and build on the extraordinary work accomplished by Tomazoni during his tenure as CEO. Having worked alongside him for more than a decade, Tomazoni and I have built a great working relationship and a shared vision – grounded in the Company’s values. Our priorities remain clear: supporting our team members, serving our customers and producer partners, operating with excellence and creating long-term value for our shareholders. I look forward to working with our teams around the world as we continue building an even stronger JBS”, said Wesley Batista Filho.

“Wesley has a track record of success at JBS and knows our business deeply. He started at the ground level of operations, going on to lead JBS Brazil and Seara to excellent results. Over the past three years, he has led JBS in the United States, where we generate more than half of our revenue, building a stronger, more competitive business and delivering important strategic advances across our operations. I’m confident he is the right leader to guide JBS through its next chapter. He understands our business, our culture and our people, and I believe he will continue building on our strong foundation while leading the Company to new opportunities for growth and value creation”, said Gilberto Tomazoni.

“It has been an honor to lead this great company over the past eight years. JBS is stronger, more diversified and better positioned for the future than at any point in its history. With a strong leadership team, a clear strategy and exceptional businesses around the world, I believe this is the right time for the Company to begin its next chapter under Wesley’s leadership. I am deeply grateful to our team members, customers, producer partners and shareholders for their trust and support throughout this journey. I wish Wesley every success”, Tomazoni added.

About Wesley Batista Filho

Wesley Batista Filho currently serves as JBS USA CEO, overseeing the company’s North American business since 2023. He began his career at JBS in 2011 as a trainee at the Greeley, Colo., beef facility before moving to São Paulo to work in the beef export division. From 2012 to 2013, he led the company’s beef operations in Uruguay and Paraguay. He then moved to Calgary, Alberta, where he served as President of JBS Canada from 2014 to 2015, before returning to Greeley to lead JBS USA Fed Beef, the company’s largest global business unit, from 2016 to 2017.

Wesley returned to São Paulo in 2017 to serve as CEO of JBS Brazil. In 2020, he became CEO of Seara, the company’s value-added, poultry and pork business in Brazil, in addition to his responsibilities as JBS Brazil CEO. In 2022, he assumed the role of Global President of Operations, overseeing the company’s global operational footprint, including in North America, South America, Oceania and Europe.

In 2023, Wesley returned to Greeley for a third time and was appointed CEO of JBS USA, the company’s largest global platform in terms of revenue. JBS USA is a leading American food company with more than 60 beef, pork, poultry, prepared foods and other food production facilities and 70,000 team members in 31 states.

About Gilberto Tomazoni

Gilberto Tomazoni spent 27 years at Sadia, where he began his career as an intern and later became CEO. He then spent three years at Bunge Alimentos as Vice President, leading the Food and Ingredients business, and also served as Executive Director for South and Central America. Tomazoni joined JBS in 2013 as Global President of the Poultry Business and later became President of Seara. In 2015, he was appointed Global President of Operations, in 2017 became Global COO, and in December 2018 was named Global CEO. He currently serves as a member of the Board of Directors of JBS N.V. He has also served as Chairman of the Board of Pilgrim’s Pride Corporation for 13 years.

About JBS

JBS is a leading global food company with a diversified portfolio of high-quality products, including poultry, pork, beef, lamb, fish and plant-based proteins. The company employs more than 282,000 people and operates in over 20 countries, including Brazil, the United States, Canada, the United Kingdom and Australia. Worldwide, JBS offers a broad portfolio of brands recognized for their excellence and innovation, including Friboi, Seara, Swift, Pilgrim’s Pride, Moy Park, Primo and Just Bare, among others, reaching consumers in 180 countries every day. The company also invests in related businesses, including leather, biodiesel, collagen, fertilizers, natural casings, solid waste management solutions, recycling and transportation, with a focus on the circular economy. Learn more at jbsglobal.com.

Contacts:

Nikki Richardson

Nikki.Richardson@jbssa.com